Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on May 20, 2020 by and between Palvella Therapeutics Inc., a Delaware corporation (the “Company”), and Wesley H. Kaupinen (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive has been an employee of the Company since December 24, 2015; and

WHEREAS, the Company and the Executive desire to enter into an Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be bound hereby, the Parties agree as follows:

1.            Duration of Agreement. This Agreement is effective as of the date hereof (“Effective Date”), and has no specific expiration date. Unless terminated or amended in writing by the Parties, this Agreement will govern the Executive’s continued employment by the Company until that employment ceases in accordance with Section 5 hereof.

2.            Position; Duties. The Executive will be employed as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). In such position, the Executive shall perform such duties and shall have such authority consistent with such position as may be assigned to him from time to time by the Board. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and devote his best efforts and all of his business time and services to the Company and its Affiliates. Unless the Board otherwise consents, approves or directs in writing, the Executive shall observe and comply with (i) all of the rules, regulations, policies and procedures established by the Company, (ii) any code of conduct that applies to the officers and management of the Company, and (iii) all applicable laws, rules and regulations imposed on the Company by any governmental or regulatory authorities from time to time. The Executive shall not, in any capacity, engage in other business activities or perform services for any other Person without the prior written consent of the Board; provided, however, that without such consent, the Executive may engage in charitable or public service, so long as such activities do not interfere with the Executive’s performance of his duties and obligations hereunder.

3.            Place of Performance. The Executive shall perform his services hereunder at, among other locations, the principal executive offices of the Company in Wayne, Pennsylvania, and as required during business-related travel.

4.            Compensation.

4.1.          Base Salary. The Executive’s annual salary is $350,000 (the “Base Salary”). The Company shall pay the Base Salary, less such withholdings and deductions as required by applicable law, to the Executive in accordance with the Company’s usual payroll practices as in effect from time to time.

4.2.        Employee Benefits. The Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its senior executive employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason. In addition, the Company will pay or reimburse the Executive for the cost of long term disability insurance and a term life insurance policy of $1,000,000.

4.3.        Annual Bonus. For each fiscal year during his employment, the Executive will be eligible to earn an annual bonus. For 2020, the targeted amount of that bonus will be up to 30% of Executive’s Base Salary. The actual bonus payable with respect to a particular year will be determined by the Board, based on the achievement of corporate and/or individual performance objectives established by the Compensation Committee. The Compensation Committee will establish the Executive’s annual performance objectives. Any bonus payable under this paragraph will be paid within thirty (30) days following completion of the audited financial statements for the calendar year in respect of which the bonus is payable and, except as otherwise provided in this Agreement, will only be paid if the Executive remains continuously employed by the Company through the end of the fiscal year in which the bonus was earned.

4.4.        Paid Time Off.

4.4.1.         Vacation. The Executive will be eligible for four weeks of vacation each calendar year.

4.4.2.         Holidays; Personal Days; Sick Leave. The Executive will be eligible for holidays, sick leave and personal days in accordance with the policies of the Company as set forth in the Company’s employee or personal handbook or policy manual presently in effect or later adopted by the Company.

4.4.3.         Pay Out. Any accrued but unused paid time off remaining upon the termination of Executive’s employment shall be paid in accordance with the terms of the Company’s policy regarding paid time off, as amended from time to time.

4.5.        Reimbursement of Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company in accordance with the business expense reimbursement policies of the Company, as may be amended from time to time.

5.            Termination. The Executive’s employment hereunder shall terminate (i) on the date not less than 30 days following written notice from the Company that Executive’s employment with the Company has been or will be terminated for any reason other than Cause (as defined below), death or Disability, (ii) on the date not less than 30 days following written notice from the Executive that he is resigning from the Company other than for Good Reason (as defined below), (iii) on the date of his death, (iv) on the date of his Disability, as reasonably determined by the Company, (v) on the date that the Company provides the Executive with written notice that the Executive’s employment with the Company is terminated for Cause, which written notice shall describe the Cause, and if curable, the failure to cure the Cause within the applicable cure period and (vi) on the date that the Executive provides the Company with written notice that the Executive is terminating the Executive’s employment with the Company for Good Reason, which written notice shall describe the Good Reason, and if curable, the failure to cure the Good Reason within the applicable cure period. Upon cessation of his employment for any reason, unless otherwise consented to in writing by the Board, the Executive shall resign immediately from any and all officer, director and other positions he then holds with the Company and/or its Affiliates. Upon any cessation of his employment with the Company, the Executive shall be entitled only to such compensation and benefits as described in this Section 5, with the understanding that the period between the date of the written notice and the date of actual termination will count towards the agreed upon period during which the Executive will receive severance, if applicable.

5.1.        Termination without Cause or upon Good Reason. If the Executive’s employment by the Company ceases due to a termination by the Company without Cause or a termination by the Executive for Good Reason, the Company shall:

5.1.1.          Pay to the Executive all accrued and unpaid Base Salary through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices;

5.1.2.          Pay to the Executive monthly severance payments equal to one-twelfth (1/12) of the Executive’s then current Base Salary for a period of twelve months; and

5.1.3.          Except as otherwise provided in this Section 5.1 or as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), all compensation and benefits will cease at the time of the Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

5.1.4.          Notwithstanding any provision of this Agreement, the payments described in Section 5.1.2 are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a general release of claims against the Company and its Affiliates substantially in the form attached hereto as Exhibit A (the “Release”); (b) the Executive’s continued compliance with the provisions of the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement (as defined below); and (c) the Company being financially solvent at the time any such severance payment becomes due, and further provided that that the payment of any such severance amounts would not cause the Company to become insolvent. For purposes of this Agreement, the Company shall be considered financially solvent if the Company’s then current assets exceed its then current liabilities and the Company is able to pay its debts as they become due. Subject to Section 5.4 below, the benefits described in Section 5.1.2 will be paid as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2.         Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Sections 5.1 or 5.2 above (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Executive without Good Reason, (c) termination as a result of the Executive’s Disability, or (d) the Executive’s death), then the Company’s obligation to the Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation of employment as described in Section 5.1.1. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.3.         Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the payments to be made under Section 5.1.2 hereof will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following such six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

6.            Restrictive Covenants. The Executive acknowledges and agrees to abide by the terms of, and agrees that his employment by the Company is contingent upon his valid and binding execution of the Confidentiality, Restrictive Covenant and Proprietary Rights Agreement attached hereto as Exhibit B (the “Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement”). The Executive acknowledges that the terms of the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement shall continue to remain in full-force and effect following the cessation of the Executive’s employment with the Company for any reason. If the Executive does not execute the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement on or before the fifth (5th) calendar day following the date of execution of this Agreement, the Company’s obligations under this Agreement shall be null and void ab initio.

7.            Certain Definitions. For purposes of this Agreement:

7.1.         “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

7.2.         “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchanging Act.

7.3.         “Cause” means (i) indictment, commission of; other entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, customers and suppliers; (ii) commission of an act of gross negligence, willful misconduct, fraud, embezzlement, theft or material dishonesty with respect to the Company or any of its Affiliates; (iii) a breach of the Executive’s fiduciary duties to the Company or any of its Affiliates; (iv) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (v) material breach of any agreement with the Company or any of its Affiliates, including this Agreement and the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement; (vi) a material breach of any Company policy regarding employment practices; or (vii) refusal to perform or repeated failure to perform, the lawful directives of the Board, if not cured within 15 days following receipt by the Executive from the Company of written notice thereof.

7.4.         “Change of Control” means (i) a transaction which a Person (or group of Persons acting together or in concert) who is not a stockholder of the Company prior to such transaction becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s securities (including its Common Stock and any other voting securities) then outstanding immediately following such transaction; or (ii) a merger involving the Company and/or any of its direct or indirect subsidiaries which results in the Common Stock outstanding immediately prior to such merger representing less than fifty percent of the voting power of the Company outstanding immediately after such merger; or (iii) the sale or other disposition of all or substantially all of the assets of the Company.

7.5.         “Code” means the Internal Revenue Code of 1986, as amended.

7.6.         “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

7.7.         “Disability” means a condition entitling the Executive to benefits under the Company’s long-term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform the essential duties of his position due to a mental or physical condition (other than alcohol or substance abuse), with or without a reasonable accommodation.

7.8.        “Good Reason” means one or more of the following: (i) a material reduction in the Executive’s title, duties, authority or responsibilities, provided that a material reduction of the Executive’s title, duties, authority or responsibilities hereunder shall be deemed not to have occurred if, following a Change of Control, (A) if the Company remains a separate entity, Executive is the most senior executive directly responsible for the operations of the Company, or (B) if the Company does not remain a separate entity, Executive is the most senior executive directly responsible for the operations of the acquiring entity that are comprised of the former business of the Company; (ii) a material breach of this Agreement by the Company; (iii) a material reduction in Base Salary paid by the Company to the Executive to which the Executive has not provided written consent, other than a decrease in the Base Salary where the Company contemporaneously decreases the salaries of all senior executives of the Company and the Executive’s Base Salary is decreased by a percentage that is not greater than the percentage by which the salaries of such other senior executives arc decreased; or (iv) a change of more than 50 miles in the geographic location at which the Executive performs his services. The notice by the Executive of the condition constituting Good Reason under this Agreement shall be provided to the Company in writing within ninety (90) days of the initial existence of the condition constituting Good Reason and the Company shall then have thirty (30) days after receipt of such written notice to remedy the condition and if such condition is not remedied the Executive must actually resign within thirty (30) days after the end of such thirty (30) day cure period.

7.9.        “Person” means a natural person, company, government, or political subdivision, agency, or instrumentality of a government, except that the term shall not include: (i) the Company and its Affiliates; (ii) the trustee or other fiduciary holding securities under an employee benefit plan sponsored by the Company or any of its subsidiaries, or (iii) underwriters temporarily holding securities pursuant to an offering of such securities by the Company.

8.            Miscellaneous.

8.1.        Cooperation. The Executive agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for the Executive’s cooperation under this paragraph so as not to interfere with the Executive’s other personal and professional commitments.

8.2.        Section 409A.

8.2.1.         Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.2.2.         Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

8.3.        Section 280G.

8.3.1.         Notwithstanding any other provision of this Agreement, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(l) of the Code and related regulations), such payments and benefits will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company or its Affiliates by reason of Section 280G of the Code. If a reduction to the payments or benefits otherwise payable under this Agreement is required pursuant to this Section 8.3, such reduction shall occur to the payments or benefits in the order that results in the greatest economic present value of all payments actually made to the Executive.

8.3.2.         Notwithstanding the foregoing and provided that no securities of the Company, any member of its affiliated group (within the meaning of Section 1504 of the Code) and any entity possessing a direct or indirect ownership interest in the Company which interest constitutes more than 1/3 of such entity’s gross fair market value (as described in Treasury Regulation Section 1.280G-1, Q&A 6) are then publicly traded, to the extent that any payments and/or benefits provided to the Executive from the Company or any of its subsidiaries, Affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations) without regard to the application of Section 8.3.1, the Company agrees to submit such payments and/or benefits for approval by the holders of more than 75% of the voting power of the outstanding equity securities of the Company in a manner intended to comply with Section 280G(b)(5)(B) of the Code and regulations thereunder. The Executive acknowledges that to the extent any such payment and/or benefits are submitted to the Company’s equity holders for approval pursuant to the preceding sentence, the Company’s equity holders have no obligation to approve such payments and/or benefits (or portions thereof) and that if such approval is not timely obtained in a manner that satisfies Section 280G(b)(5)(B) of the Code and regulations thereunder, such payments or benefits (to the extent necessary to avoid the Company’s loss of deduction pursuant to Section 280G of the Code) will be reduced in accordance with Section 8.3.1 hereof.

8.4.        Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements, including but not limited to confidentiality, non-compete, invention assignment, or consulting agreements, or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.

8.5.          Successors and Assigns. The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, merger, sale of assets or otherwise. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor. For avoidance of doubt, a termination of the Executive’s employment by the Company in connection with a permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as the assignee offers employment to the Executive substantially on the terms herein specified (without regard to whether the Executive accepts employment with the assignee). The rights and duties of the Executive hereunder are personal to Executive and may not be assigned by him.

8.6.          Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

8.7.          Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

8.8.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.9.          Survival. This Agreement will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

8.10.        Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by reputable overnight courier, or (b) mailed by overnight U.S. express mail, return receipt requested. Any notice or communication to the Executive will be sent to the address or email address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of the Board. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

8.11.        Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

8.12.        Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

8.13.        Counterparts. This Agreement may be executed in multiple counterparts (including by electronic or scanned signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

8.14.        Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the Parties hereto relating to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the Parties hereto.

[signatures on following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date written below.

Palvella Therapeutics Inc.

By:	/s/ Wesley H. Kaupinen
Name:	Wesley H. Kaupinen
Title:	President and Chief Executive Officer

Wesley H. Kaupinen

May 20, 2020
Date

EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given on this [__] day of [_______], 20[__] by Wesley H. Kaupinen (the “Executive”).

WHEREAS, the Executive’s employment with Palvella Therapeutics LLC, a Delaware limited liability company (the “Company”), has terminated; and

WHEREAS, pursuant to Section 5.1 of the Amended and Restated Employment Agreement by and between the Company and the Executive dated as of May 20, 2020 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to his execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these promises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

1.            Consideration. The Executive acknowledges that: (i) the payments set forth in Section 5.1 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company or any of its Affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his employment. The Executive further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Section 5.1 of the Employment Agreement would not otherwise be due to him.

2.            Executive’s Release. The Executive on his own behalf and together with his spouse, heirs, children, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them arising out of or relating to (i) his employment with the Company, (ii) the termination of the Executive’s employment with the Company, (iii) the Employment Agreement and (iv) any events occurring up to and including the date of this Release. This Release specifically includes, but is not limited to:

2.1.         any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

2.2.         any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

2.3.         any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §I 681, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”); the Pennsylvania Human Relations Act, or any comparable state statute or local ordinance;

2.4.         any and all Claims under any federal or state statute relating to employee benefits or pensions;

2.5.         any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence;

2.6.         any claims for alleged physical or personal injury, emotional distress relating to or arising out of the Executive’s employment with the Company or termination of that employment;

2.7.         any claims under the WARN ACT or any similar law, which requires, among other things, the advance notice to be given of certain work force reductions; and

2.8.         any and all Claims for attorneys’ fees and costs.

2.9.         Non-Released Claims. Notwithstanding any other provision of this Release, the Executive does not waive or release any rights to indemnification under the Company’s bylaws or rights to insurance coverage under the Company’s Directors and Officers insurance policies; any Claims for vested benefits under any Company retirement plan in which Executive participates; any Claims to require the Company to honor its commitments set forth in Sections 4 or 5 of the Employment Agreement; any Claims that arise after the Executive signs this Release; any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a release as a matter of law.

2.10.       Covenant Not to Sue. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Releasee arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment, other than an action to enforce the Employment Agreement or the Release.

2.11.       Retained Rights. Nothing in this Release is intended to or shall be interpreted to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum. Further, the Release does not prevent Executive from filing a charge or participating in an investigation with the Equal Employment Opportunity Commission, Occupational Safety & Health Administration , Securities and Exchange Commission , or any other federal, state, or city agency, or restrict or otherwise interfere with the information Executive may provide to them in connection with any such charge or investigation. However, with regard to any charge Executive may file or which may be filed on Executive’s behalf, the Release does prevent Executive, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims Executive has released (such as reinstatement or monetary damages). The Executive represents and warrants that the Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.            Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company.

4.            Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. This Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

5.            Challenge. If Executive violates any provisions of the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement or this Release, no further payments, rights or benefits under Section 5.1 of the Employment Agreement will be due to the Executive. In the event that the Company learns within ninety (90) days following execution of this Release of any conduct or circumstances for which the Executive could have been terminated for Cause (as defined in the Employment Agreement) had the Company been aware of such conduct or circumstances on the date of termination, no further payments, rights or benefits under Section 5.1 of the Employment Agreement will be due to the Executive.

6.            No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Executive acknowledges that the Company specifically denies any such violations.

7.            Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

8.            Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the 7-day revocation period has expired. If the Executive elects to revoke his acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to the Company’s principal office and addressed to the attention of the Board.

9.            Representations and Warranties. The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he is bound by, and agrees to be bound by, his post-employment obligations set forth in the Restrictive Covenant Agreement.

10.            Governing Law. This Release shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Release will be instituted in a state or federal court in the Commonwealth of Pennsylvania and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that either of them may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

Wesley H. Kaupinen

EXHIBIT B
CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, AND RESTRICTIVE
COVENANT AGREEMENT

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS,
AND RESTRICTIVE COVENANT AGREEMENT

In consideration and as a condition of my service relationship, whether as a Manager, director, officer, employee, consultant, advisor or otherwise (collectively, “Service Relationship”) with, or my continued Service Relationship with, Palvella Therapeutics Inc., a Delaware corporation, or any of its subsidiaries (collectively, the “Company”) engaged in the business of developing and commercializing therapies for the treatment of serious, rare genetic skin diseases (the “Business”), I, Wesley H. Kaupinen, agree to the terms and provisions of this Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement (this “Agreement”) as follows:

1.            Confidential Information.

(a)            I agree that all information, whether in writing or in any other form, concerning the Company’s Business, technology, business relationships, plans or finances which the Company has not released to the general public (collectively, “Confidential Information”) is and will be the exclusive property of the Company. For purposes of this Agreement, “Confidential Information” also includes non-public information received by the Company from its customers or suppliers or other third parties. “Confidential Information” may include, by way of example and without limitation, information about finances, pricing, costs, customers, vendors, employees, compensation, research and development, operations, processes, manufacturing, marketing, strategies, business plans, passwords, systems and other computer information.

(b)            I will not, at any time, without the Company’s prior written permission, either during or after my Service Relationship, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of my duties in connection with my Service Relationship with the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Confidential Information. I will deliver to the Company all copies of written Confidential Information in my possession or control upon the earlier of a request by the Company or termination of my Service Relationship.

(c)            I will not, at any time, without the Company’s prior written permission, either during or after my Service Relationship, remove from the Company’s facilities (including any premises that the Company may occupy from time to time as well as any and all information technology systems), or retain or use any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes or disks or similar materials of or containing Confidential Information (whether the foregoing are in physical or electronic form), or other materials or property of the Company of any kind (collectively, “Materials”), unless (i) necessary to perform my duties and responsibilities for the Company and (ii) such removal, retention or use is for the benefit of the Company and accomplished in accordance with all applicable policies and procedures of the Company. If I remove any Materials, I shall return such Materials to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. Except as may be necessary in the discharge of my assigned duties, I shall not make, retain, remove or distribute any copies of any of such Materials for any reason whatsoever and I shall not divulge to any third person the nature or contents of any of such Materials or of any oral or written information. Upon the earlier of the Company’s request or the termination or cessation of my Service Relationship, I shall return to the Company all originals and copies of such Materials then in my possession, custody or under my control, whether prepared by me or others.

2.            Inventions.

(a)         I will fully and promptly disclose to the Company all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, mask works, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Inventions”), whether or not patentable or copyrightable, provided, however, that if I am classified by the Company as only a Manager or only a consultant, I will be obligated to only make full and prompt disclosure of Company-Related Inventions (as defined below) and related Intellectual Property Rights therein (as defined below). I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Inventions that (i) relate to the Business or proposed business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (ii) result from tasks assigned to me by the Company; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Company-Related Inventions”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). I understand that if this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee or other service provider agreement to assign certain classes of inventions made by an employee or other service provider, this Section 2 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

(b)         I will not incorporate, or permit to be incorporated, any Prior Invention (as defined below) in any Company-Related Invention without the Company’s prior written consent. For purposes of this Agreement, a “Prior Invention” is any Invention that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my Service Relationship with the Company that I consider to be my property or the property of third parties. If, in the course of my Service Relationship with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.

3.            Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my Service Relationship with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Inventions. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Invention.

4.            Restrictive Covenants.

(a)         During my Service Relationship, and for the 12 months following the termination of my Service Relationship, I will not, either directly or through others, (i) solicit or attempt to solicit for hire, or hire, any employee of the Company or any person who was employed by the Company within the six month period immediately prior to such solicitation or hire; or (ii) solicit any consultant, contractor or customer of the Company, with whom I had contact or whose identity I learned of as a result of my Service Relationship with the Company to diminish or alter in any way its relationship with the Company. For purposes of this Agreement, a “customer” is any person or entity with which the Company has done business or to which the Company has provided goods or services at any time during the period commencing six months prior to my Service Relationship with the Company and ending on the date my Service Relationship with the Company ends.

(b)         During my Service Relationship, and for the 12 months following the termination of my Service Relationship, I will not, either directly or through others, engage in any business activities that are substantially similar to the Business or provide services as an employee, consultant or otherwise to any person or entity that competes with the Company or otherwise engages in any business activities that are substantially similar to the Business anywhere in the world. I acknowledge that the geographic scope of the foregoing non-compete is reasonable in light of the geographically broad scope of the Company’s Business and the nature of its products and/or services. I further understand that the scope and nature of my activities and services, and the Company’s Business, products or services, may change as the Company develops. Consequently, the parties acknowledge that the scope of this provision will change to cover any changes in my activities or services, as well as any changes in the Company’s Business, products or services, during my Service Relationship.

(c)         I represent that my performance of all of the terms of this Agreement as a service provider of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment or engagement by the Company, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I will not enter into, any agreement or obligation either written or oral in conflict herewith.

(d)         I acknowledge that this Agreement (including without limitation the restrictions set forth in this Section 4) is reasonable and necessary to protect the legitimate interests of the Company and I understand that the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

5.            Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of my Service Relationship. I further understand that my obligations under this Agreement will continue following the termination of my Service Relationship regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whom I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

6.            No Service Relationship Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my Service Relationship. I acknowledge that, unless otherwise agreed in a formal written agreement signed on behalf of the Company by an authorized officer, my Service Relationship with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

7.            Miscellaneous.

(a)         Entire Agreement; Governing Law. This Agreement constitutes the entire understanding between me and the Company with respect to the subject matter hereof, and supersedes any prior understanding and/or written or oral agreements between us with respect to such subject matter. This Agreement shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws of Delaware or any other jurisdiction.

(b)         Severability. If any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)            Amendment; Waiver. Any provision of this Agreement and my obligations or the rights of the Company hereunder may be amended or waived if, but only if, such amendment or waiver is in writing and is approved in writing by the Company and me, whereupon such amendment or waiver shall be binding on the Company and me.

(d)            Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, on the first business day following mailing by over-night or express courier, or on the third day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company and me at the respective addresses included herein.

(e)            Counterparts; Execution by Electronic Transmission. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(f)            References and Construction. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. I acknowledge that I have been (or have been afforded the opportunity to be) represented by an attorney in connection with the preparation and execution of this Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed this Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement on the date and year set forth below.

Signed:

Print Name:

Date: